Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Fourth Quarter and Year-End 2009 Results

LOS GATOS, Calif., February 11, 2010 (GlobeNewswire via COMTEX News Network) -- Akeena Solar, Inc. (Nasdaq:AKNS), a leading installer of solar power systems and designer of AC solar panels, today announced results for the fourth quarter and year ended December 31, 2009.

“2009 was a turning point for Akeena Solar as we diversified our revenue streams by launching the distribution sales of Andalay AC solar panels. Our patented Andalay technology, new distribution channels, and growing brand awareness provide the foundations for rapid growth in the rooftop solar market.” said Barry Cinnamon, CEO. “The traction we are gaining with our new distribution partners -- including our growing network of Andalay dealers, Lowe’s home improvement stores, Morgan Stanley Solar Solutions and Highland Solar -- is a strong validation of our technology. Andalay AC panel’s built-in monitoring, ease of installation, superior aesthetics and better safety characteristics make it a natural choice for new distribution partners in 2010, including new home builders, as well as HVAC and electrical contractors, seeking opportunities to tap into the solar energy marketplace.”

“It was a challenging year from a top line revenue standpoint; nevertheless, our other financial metrics showed strong improvement from 2008 to 2009: net cash position (cash and cash equivalents net of credit facility) improved from a negative $1.1 million to a positive $5.8 million, our gross margins improved from 14.6% to 23.3%, and total operating expenses declined from $27.7 million to $19.9 million.

“In the fourth quarter, we met a number of important operational objectives,” said Gary Effren, president of Akeena Solar. “First, we made good progress developing new distribution channels.  Since launching our distribution strategy in the second quarter, we have shipped to 54 Andalay dealers in 23 states, and our dealer network continues to grow steadily. The distribution partnership with Highland Solar marks our first distribution arrangement outside of the United States. Our partnership with Lowe’s marks our first foray into retail outlets. Andalay AC panels are a key part of Lowe’s new in-store Energy Center, which was introduced in December to 21 stores in California.  For the year, we accomplished our strategic goal of concentrating our installation business in California and expanding our geographic reach through distribution, which more than offset the decline from last year’s non-California installation revenues.”

“Fourth quarter revenue reflected residential installations that were softer than we would have liked, and as we expected, commercial installations continued to lag.  However, we had good bookings momentum throughout the quarter, without the usual fourth quarter dip.  As a result, we ended the year with a backlog of $9.4 million. Offsetting the weakness in our installation business was the tripling of distribution revenue which contributed $1.4 million in the quarter, a level that included a few large orders with key new customers as well as repeat orders from existing customers,” concluded Effren.

Fourth Quarter Financial Results

Net sales for the fourth quarter of 2009 were $7.0 million, a decrease of 35.2% compared to $10.9 million in net sales in the fourth quarter of 2008, and a decrease of 8.3% from the third quarter sales of $7.7 million. The decline in the fourth quarter over the same quarter last year reflects the absence of East coast and Colorado installations and lower commercial revenue due to the tight credit market partially offset by an increase in distribution revenue. Residential installations in the fourth quarter of 2009 were $5.3 million compared to $8.4 million in the fourth quarter last year and $6.8 million in the third quarter of 2009. The decline from the prior quarter reflects lower average selling prices and a slowdown in permitting and inspections in certain jurisdictions in California as state budget cuts resulted in office closures and reduced staffing. Commercial installations in the fourth quarter of 2009 were $386,000, compared to $2.4 million in the fourth quarter last year, and $484,000 in the third quarter of 2009.

Gross profit for the fourth quarter 2009 was $1.3 million, or 18.0% of sales, compared to a negative $1.5 million in the fourth quarter of 2008, and $1.9 million, or 24.7% of sales in the third quarter of 2009. Gross profit before the revaluation of inventory in the fourth quarter of 2008 was $1.2 million, or 10.7% of sales. The year-over-year increase in gross margin primarily reflects lower panel prices, lower direct labor costs due to efficiencies gained with Andalay panels and lower Andalay component costs, offset somewhat by lower average system prices. On a sequential basis, fourth quarter 2009 gross margin decreased reflecting the higher mix of lower margin distribution sales. Average selling price in the quarter was $6.60 per watt compared to $7.08 in the third quarter and $7.67 a year ago.

Total operating expenses for the fourth quarter of 2009 were $4.8 million, compared to $7.5 million for the same period last year, and $5.1 million in the third quarter of 2009. The year-over-year improvement of $2.8 million consisted of lower general and administrative costs of $2.3 million and lower sales and marketing expenses of $451,000. The decline in general and administrative expenses reflect the full impact of cost cuts made in the fourth quarter of 2008 and the first quarter of 2009, and the absence of prior year charges including a $1.0 million reserve for past due accounts and a $200,000 reserve for future lease payments related to two vacated offices in California. Stock-based compensation expense was $429,000 in the fourth quarter of 2009, compared to $578,000 for the same period last year and $862,000 in the third quarter. Cash operating expenses (adjusted for stock-based compensation expense and depreciation and amortization expense) were $4.2 million in the fourth quarter of 2009 compared to $5.6 million for the same period last year (also adjusting for the $1.0 million increase in reserve for past due accounts and the $200,000 reserve for future lease payments) and $4.0 million in the third quarter of 2009.

Net loss for the fourth quarter of 2009 was $3.7 million, or $0.11 per share, compared to a net loss of $9.2 million, or $0.31 per share, in the fourth quarter of 2008, and a net loss of $2.4 million or $0.07 per share in the third quarter of 2009. The third quarter of 2009 net loss included a favorable $758,000 non-cash adjustment to reflect the fair value of common stock warrants accounted for as a liability in accordance with provisions of the warrant agreements. The fourth quarter of 2009 net loss included an unfavorable $168,000 non-cash charge to reflect the fair value of common stock warrants.  Excluding the adjustments to the fair value of warrants, net loss for the fourth quarter of 2009 was $3.5 million, or $0.10 per share, as compared to $3.2 million or $0.09 per share in the third quarter of 2009.

Installations for the quarter amounted to approximately 856 kilowatts, compared to approximately 1,410 kilowatts in the same quarter last year and approximately 1,027 kilowatts in the third quarter of 2009.  Backlog as of December 31, 2009 was $9.4 million.

Full Year 2009 Financial Results

For the year ended December 31, 2009, the company reported net sales of $28.2 million, a decrease of 30.8% from net sales of $40.8 million in 2008, primarily due to a decline in commercial installations. Gross profit was $6.6 million, or 23.3% of sales, compared to $3.3 million, or 8.1% of sales.  Gross profit before the revaluation of inventory in 2008 was $6.0 million, or 14.6% of sales. The year-over-year increase in gross margin reflects lower panel prices, lower direct labor costs due to efficiencies gained with Andalay panels and lower Andalay component costs, offset somewhat by lower average system prices.

Operating expenses were $19.9 million compared to $27.7 million in 2008. Stock-based compensation was $2.3 million in 2009 compared to $3.3 million in 2008. Cash operating expenses in 2009 (adjusted for stock-based compensation expense and depreciation and amortization expense) were $16.9 million in 2009 compared to $22.5 million in 2008 (also adjusting for the $1.0 million increase in reserve for past due accounts and the $200,000 reserve for future lease payments). The decline in cash operating expenses reflect the full impact of cost cuts made in the fourth quarter of 2008 and the first quarter of 2009. Net loss for 2009 was $15.8 million, or $0.48 per share, compared to a net loss of $24.3 million, or $0.84 per share in 2008. The net loss in 2009 includes a $2.5 million non-cash charge to reflect the fair value of common stock warrants accounted for as a liability in accordance with provisions of the warrant agreements. Excluding the impact of the non-cash charge, net loss per share in 2009 would have been $0.40.

Cash and cash equivalents at December 31, 2009 were $5.8 million. The $1.0 million cash-backed line had no balance drawn as of quarter end. Common shares outstanding as of December 31, 2009 were 36.4 million.

The number of employees at year end was 157 full time equivalents, an increase from 137 at the end of the third quarter of 2009 and a decrease from 185 at year end 2008.

Outlook

Management anticipates revenue levels in the first quarter of 2010 slightly above the fourth quarter of 2009 due to the negative impact of inclement weather on installations and seasonality of distribution sales, especially on the East Coast. Management projects achieving quarterly EBITDA (excluding non-cash stock-based compensation) breakeven in the fourth quarter of 2010 at a revenue level of approximately $18 million with about a quarter of the revenue from distribution.

Conference Call Information

Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its fourth quarter 2009 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

To access the call in the U.S., please dial 877-225-1676 and for international callers dial 706-643-9669 approximately 10 minutes prior to the start of the conference call. The pass code is 51046737. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.akeena.com.

In addition, a replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. The pass code is the same as above.

About Akeena Solar, Inc. (Nasdaq:AKNS)

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the nation's leading installers of solar power systems. Akeena Solar's revolutionary Andalay AC solar panels produce safe household AC power and have built-in racking, wiring, grounding and inverters. With 80% fewer parts and 5-25% better performance than ordinary DC panels, Andalay panels are an ideal solution for solar installers, trades workers and do-it-yourselfers. For more information on the company, visit www.akeena.com. Installers can also visit www.andalaysolar.com to learn more about the Andalay panels.

Safe Harbor

Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) December 31, 2009	December 31, 2008 (1)
Assets
Current assets
Cash and cash equivalents	$5,804,458	$148,230
Restricted cash	—	17,500,000
Accounts receivable, net	4,118,358	7,660,039
Other receivables	274,169	331,057
Inventory, net	4,869,934	10,495,572
Prepaid expenses and other current assets, net	1,818,570	3,704,375
Total current assets	16,885,489	39,839,273
Property and equipment, net	1,248,994	1,806,269
Goodwill	298,500	298,500
Other assets, net	151,338	194,346
Total assets	$18,584,321	$42,138,388

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,277,599	$1,922,480
Customer rebate payable	60,106	271,121
Accrued liabilities	1,174,979	2,410,332
Accrued warranty	1,187,999	1,056,655
Common stock warrant liability	2,536,402	—
Deferred revenue	619,242	1,057,941
Credit facility	—	18,746,439
Current portion of capital lease obligations	18,086	23,292
Current portion of vehicle loans	222,583	219,876
Total current liabilities	10,096,996	25,708,136
Capital lease obligations, less current portion	2,728	20,617
Vehicle loans, less current portion	352,847	535,302
Other long-term liabilities	19,440	—
Total liabilities	10,472,011	26,264,055

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 36,406,944 and 29,340,418 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	36,407	29,340
Additional paid-in capital	59,897,553	52,820,224
Accumulated deficit	(51,821,650)	(36,975,231)
Total stockholders’ equity	8,112,310	15,874,333
Total liabilities and stockholders’ equity	$18,584,321	$42,138,388

(1) Derived from our audited financial statements as of December 31, 2008.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$7,034,460	$10,855,599	$28,205,830	$40,761,302
Cost of sales	5,766,928	9,694,819	21,625,163	34,796,546
Gross profit before revaluation of inventory	1,267,532	1,160,780	6,580,667	5,964,756
Revaluation of inventory	—	2,646,292	—	2,646,292
Gross profit	1,267,532	(1,485,512)	6,580,667	3,318,464

Operating expenses
Sales and marketing	1,609,725	2,060,910	6,183,933	8,618,139
General and administrative	3,177,502	5,487,372	13,719,041	19,052,489
Total operating expenses	4,787,227	7,548,282	19,902,974	27,670,628
Loss from operations	(3,519,695)	(9,033,794)	(13,322,307)	(24,352,164)
Other income (expense)
Interest income (expense), net	12,005	(143,386)	(34,351)	4,786
Adjustment to the fair value of common stock warrants	(168,037)	—	(2,488,204)	—
Total other income (expense)	(156,032)	(143,386)	(2,522,555)	4,786
Loss before provision for income taxes	(3,675,727)	(9,177,180)	(15,844,862)	(24,347,378)
Provision for income taxes	—	—	—	—
Net loss	$(3,675,727)	$(9,177,180)	$(15,844,862)	$(24,347,378)

Loss per common and common equivalent share: (1)
Basic	$(0.11)	$(0.31)	$(0.48)	$(0.84)
Diluted	$(0.11)	$(0.31)	$(0.48)	$(0.84)
Weighted average shares used in computing loss per common and common equivalent share:
Basic	34,217,016	28,376,774	32,154,674	28,121,278
Diluted	34,217,016	28,376,774	32,154,674	28,121,278

(1) Calculated in accordance with ASC 260-10-45 to 65. Prior year amounts have been adjusted accordingly.